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                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS AGREEMENT is made and effective as of the ____ day of __________, 1999, by and among Sky Financial Group, Inc. ("Sky"), SKY BANK ("Employer") and GREGORY L. RIDLER ("Employee").

                               W I T N E S S E T H

                  WHEREAS, pursuant to an Agreement and Plan of Merger to be entered into (the "Merger Agreement") by and between Sky and Mahoning National Bancorp, Inc. ("Mahoning"), Mahoning's wholly owned subsidiary, Mahoning National Bank ("Bank") shall merge into Employer, a wholly owned subsidiary of Sky (the "Merger"); and

                  WHEREAS, in connection with the Merger, Mahoning and Sky have agreed that Employee shall be employed by the Employer pursuant to an agreement in the form of this Agreement; and

                  WHEREAS, Employer has agreed to employ Employee on the terms set forth and Employee will acquire access to confidential information of Employer including, but not limited to, Employer's business concept, proprietary techniques, organization, products, systems, technology, developments, know-how, marketing plans, customer contacts, clients, client lists, financial information, personnel information, pricing, internal operations, business strategies, trade secrets, and other information, materials, and business records of any kind ("Confidential Information"); and

                  WHEREAS, Employer has expended significant amounts of money in developing its business and establishing client relationships and, because of the competitive nature and special character of Employer's business, has a reasonable and legitimate interest in maintaining the secrecy and confidentiality of the Confidential Information and in maintaining and furthering business relationships with existing and prospective customers; and

                  WHEREAS, Employee wishes to enter into employment with Employer on the terms set forth and acknowledges Employer's need to protect Employer's business and goodwill; and

                  WHEREAS, Sky has agreed to guarantee the obligations of Employer under this Agreement.

                  NOW THEREFORE, in consideration of Employer's agreement to hire Employee and the covenants and promises set forth, the parties agree as follows:

                  1. EMPLOYMENT. Employer shall employ Employee during the Term as Chief Executive Officer of the Mahoning Valley Region of Employer. In the event the Merger takes effect subsequent to the Effective Time, Employee shall continue to serve as President and Chief Executive Officer of Bank. Sky agrees to be jointly and severally liable for Employer's obligations under this Agreement.

                  2. EFFECTIVE TIME. The provisions of this Agreement shall take effect as of the Effective Time as defined in the Merger Agreement ("Effective Time"), provided

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Employee is employed by Mahoning immediately prior to the Effective Time. As of the Effective Time, the prior Change-In-Control Protective Agreement dated May 14, 1997 and Guarantee Agreement dated May 14, 1997 between Employee and Mahoning and/or the Bank shall become void.

                  3. TERM. The initial term of employment under this Agreement shall be the period of three (3) years commencing on the Effective Time. This Agreement shall automatically be extended for one (1) additional year on the second anniversary date of the Effective Time and, if so renewed, for an additional one (1) year renewal term, annually on each succeeding anniversary date of the Effective Time, unless either party gives the other three (3) months advance written notice of intent not to renew. References to the Term shall refer to the initial three (3) year term and any successive renewal terms. The Term shall end upon termination of Employee's employment under this Agreement.

                  4. NON-COMPETITION. In consideration of the payment of Nine Hundred Thirty Five Thousand Four Hundred Forty Eight Dollars ($935,448.00), in lump sum, paid to Employee at the Effective Time or on January 3, 2000 (at Employee's option, to be elected at least sixty (60) days prior to the Effective
Time), employment of Employee by Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that during Employee's employment or in the event this Agreement is terminated for any reason, Employee shall be subject to the following restrictive covenants:

                     A. COVENANT NOT TO COMPETE. During the Employee's employment and for a period of three (3) years following termination of Employee's employment (the "Restrictive Period"), Employee shall not, without the prior written consent of Employer, (i) engage in any business activity, directly or indirectly, on Employee's own behalf or as a partner, stockholder (except by ownership of less than five percent of the outstanding stock of a publicly held corporation), owner, director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation, which is engaged in any activity for profit in which Employer or any parent, subsidiary or affiliate of Employer is engaged (although Employee may continue to serve as a director of S-P Company and its affiliates), or (ii) allow the use of Employee's name by or in connection with any business which is engaged in an activity for profit in which Employer or any parent, subsidiary or affiliate of Employer is engaged. In the event of a violation of this paragraph by Employee, the Restrictive Period shall be extended for such a period of time as may be required through litigation or otherwise to obtain strict compliance with the terms of this Agreement. The parties acknowledge that this Agreement is fair and reasonable under the circumstances. This covenant shall be limited to areas within a fifty (50) mile radius in which Employer or its affiliates or agents is operating customer service or other facilities or actively planning to open such facilities at the time of termination of Employee's employment. Employee acknowledges that this Agreement is necessary for the protection of Employer, does not impose undue hardship on Employee, and is not injurious to the public.

                     B. NON-SOLICITATION. During the Restrictive Period (as may be extended pursuant to ss.4A), Employee shall not (i) solicit, divert, take away or deprive Employer of any business from any customer of Employer for or on behalf of any competitive business, regardless of where said competitive business or customer is located, if such customer was a customer or active prospect of Employer or any parent, subsidiary or affiliate of Employer, during the period of Employee's employment by Employer; or (ii) offer employment to or employ, on Employee's own behalf or on behalf of any competitor of Employer or any parent,

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subsidiary or affiliate of Employer, any person who at any time within the prior three (3) years shall have been employed by Employer or any parent, subsidiary or affiliate of the Employer.

                     C. CONFIDENTIAL INFORMATION. While employed by Employer and thereafter, Employee shall not for any reason (except as required by law and after prior notice to Employer by Employee of a legal requirement that Employee disclose Confidential Information) directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information for Employee's own benefit or the benefit of any other person or entity. All records, files, documents, data, equipment and the like relating to Employer's business, which Employee shall prepare or use or come into contact with, shall be and remain Employer's property and shall be returned to Employer upon termination of this Agreement. Employee shall not retain copies or duplicates of these items. Employee acknowledges the ability to earn a livelihood after termination of employment without disclosing or using Confidential Information. These confidentiality restrictions are permanent and do not lapse upon termination of employment.

                     D. BREACH. The parties intend that Employer be given the broadest protection allowed by law with regard to the restrictions of this Agreement. In the event of a breach or a threatened breach by Employee of any of the provisions of this Agreement, Employer, upon presentation of proof of the elements required by law, shall be entitled to an injunction restraining Employee from breach or threatened breach and such other equitable relief as determined appropriate by a court of competent jurisdiction. In the event that this restrictive covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographical area, or over too great a range of activities, or any combination of these elements, the parties agree that this covenant shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities, or any combination of these elements, which the court deems reasonable and enforceable. The parties agree that the provisions of this Agreement shall be deemed divisible as to the time, duration and geographical area of the restrictions imposed, and further agree that injunctive relief shall not be the sole and exclusive remedy of Employer, nor shall an initiation of an action requesting same constitute an election of remedies, but Employer may maintain an action for damages to the fullest extent authorized by law in the event of a breach. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this Agreement or not, shall not constitute a defense to the enforcement by Employer of this Agreement.

                     5. DUTIES OF EMPLOYEE. Employee shall at all times diligently and faithfully perform the duties and accept the responsibilities as directed by Employer's Chief Executive Officer, consistent with Employee's executive officer position, and with comparable position and surroundings as similarly situated officers, and which duties and responsibilities may change from time to time. Employee shall maintain all appropriate licensure and certification as directed by Employer. Employee agrees to devote Employee's full and exclusive business time, skill, best efforts, and attention to promote the business of Employer and to perform faithfully to the fullest extent of Employee's ability all of Employee's duties, provided that Employee may serve on boards and committees of other corporations and charitable organizations and manage his personal investments so long as such activities do not interfere with the performance of his duties and responsibilities under this Agreement. To the extent consistent with this Agreement, Employee shall comply with all policies, rules, and directions given to Employee by Employer (including those set forth in the Employee Handbook) and shall

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comply with all applicable laws governing Employee's duties and employment.
Employee shall not undertake any activity in conflict with Employee's employment or with Employee's obligation of loyalty and trust owed to Employer.

                  6. COMPENSATION.

                     A. SALARY. Employer shall pay Employee an annual salary (the "Base Salary") of at least Two Hundred Fifty-Five Thousand Dollars ($255,000.00) per year during the initial three years of the Term, payable in regular installments consistent with Employer's payroll practices and subject to customary withholding. The amount of the Base Salary may be increased following the initial three (3) year term by Employer in such amounts as Employer may in its discretion determine. During Employee's employment, Employee shall be entitled to participate in Employer's bonus plan to the same extent and upon the same terms as similarly situated officers of Employer generally. Any increase in compensation or any modification of benefits, commission, or bonus practices shall not operate as a cancellation of this Agreement, and all terms and conditions of this Agreement shall remain in force.

                     B. BENEFITS. Employee shall be entitled to participate in all pension and welfare benefit plans and arrangements in which similarly situated officers of Employer generally are entitled to participate, including but not limited to 401(k) plans, pension and profit-sharing plans, annual incentive compensation plans, and long term incentive compensation plans. During Employee's employment, Employee shall be entitled to participate in such plans and arrangements to the same extent and upon the same terms as similarly situated officers of Employer generally, provided that with respect to all such plans and arrangements, Employee shall receive full credit for his service with Mahoning to the same extent as if such service were with Employer. Additionally, through the Term, Employer shall pay Employee's membership dues in the Youngstown Country Club and the Youngstown Club.

                     C. EXTENDED HEALTH CARE BENEFITS. Employee and his dependents (to the extent such dependents would qualify as dependents pursuant to Employer's health and dental plans) shall be entitled to participate in Employer's health and dental plans, or comparable health and dental plans, until the later of such time as employee reaches the age of 65 or Employee is eligible for Medicare. Employee may participate at the cost equal to that charged to full-time employees of Employer at that time.

                     D. EXPENSES. While employed by Employer, Employee shall be entitled to reimbursement of all reasonable expenses incurred by him in connection with his duties, in accordance with Employer's policies and procedures for reimbursement of expenses.

                     E. VACATIONS. Employee shall be entitled to annual paid vacation time as set forth by Company policies, but shall have at least six (6) weeks vacation annually. Employee shall schedule vacations in a reasonable manner, with approval of the Chief Executive Officer of Employer.

                     F. SPLIT-DOLLAR LIFE INSURANCE. If Employer decides to discontinue its policy for split-dollar life insurance on Employee, Employee shall have the right to buy such policy from Employer (subject to the terms and conditions of the policy) for an amount equal to the lesser of its cash surrender value or the premiums that Employer paid on the policy.

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                     G. TERMINATION OF BENEFITS. If Employee is terminated for
"Cause", then Employer's obligation under this Agreement to make any further payments to Employee or to continue any benefits shall cease.

                  7. TERMINATION. During the Term of Employee's employment, Employee may only be terminated by Employer in the following circumstances:

                     A. CAUSE. Employer may terminate Employee's employment for cause, which for this purpose shall mean any material violation by Employee of the terms of this Agreement (provided, however, that in the event of any such violation, Employer shall give Employee reasonable notice and opportunity to cure); fraud; material misappropriation of or intentional damage to Employer's property, operations or business prospects; the conviction of a felony, or of a misdemeanor involving fraud, theft, or dishonesty; the commission of any illegal activities in connection with Employee's employment; gross incompetence, gross insubordination, gross misconduct or gross neglect; or being under the habitual influence of alcohol or drugs. In the event of termination for cause, Employer shall pay Employee his Base Salary through the date of termination of employment only.

                     B. DEATH. If Employee shall die.

                     C. DISABILITY. If Employee shall be unable to perform the essential functions of his job, with or without reasonable accommodation due to physical or mental illness or incapacity, or otherwise, for a period that qualifies Employee for long-term disability benefits under any plan sponsored by Employer (or, if no such plan exists, a period which would qualify Employee for disability benefits under the federal social security system). Employee shall be entitled to the same disability benefits as similarly situated officers of Employer generally.

                     D. VOLUNTARY TERMINATION. In the event that Employee determines to terminate his employment voluntarily, he shall notify Employer in writing and Employer shall pay him his Base Salary and benefits earned through the date of termination of employment only, provided that Employee shall receive the severance benefits specified in Section 8 if his voluntary resignation occurs after Employee reaches age 55 or is for "good reason", which shall mean any of the following events, which has not been consented to in advance by Employee in writing: (i) the requirement that Employee move his personal residence or perform his principal executive functions more than thirty (30) miles from his primary office as of the Effective Time; (ii) a material reduction in Employee's base compensation, as the same may be increased from time to time; (iii) the failure by Employer to continue to provide Employee with compensation and benefits provided for on the Effective Time, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of Employee benefit plans in which Employee now or hereafter becomes a participant, or the taking of any action by Employer which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by him; (iv) the assignment to Employee of duties and responsibilities materially diminished from those associated with his position on the Effective Time; and (v) a material diminution or reduction in Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with Employer.

                  8. SEVERANCE. Upon termination of employment by Employer or by Employee, Employee shall be paid through the date of termination of employment. In addition,

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if Employee elects to terminate his employment after reaching age 55, he may do so upon three (3) months advance written notice. In that event, or if Employer terminates employee without cause, Employee shall receive the remaining amount, if any, of his annual salary (not including bonus or incentive compensation), as yet unpaid, that would have been paid through the end of the third full year of the initial term of employment, plus any bonus or incentive compensation accrued pro rata through the termination date of Employee's employment. This amount may be paid in lump sum or in equal installments, as requested by Employee, but any such installment period may not exceed ten (10) years. If Employee chooses to receive this payment in lump sum, this amount shall be paid within thirty (30) days after the date of termination. Disability or death after termination and election in this instance shall not affect Employee's (or Employee's representative's) ability to receive payments.

                  9. GOVERNING LAW. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. The Employer and the Employee irrevocably submit to the exclusive jurisdiction of the courts of the State of Ohio, with the exclusive venue in Wood County over any dispute arising out of this Agreement, and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such court only. The Employer and the Employee irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may have to the venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Employer and the Employee consent to process being served by them as required by law in any suit, action or proceeding.

                  10. CONSENT TO JURISDICTION. Employer and Employee agree that any action to enforce the terms of this Agreement shall be brought either in Wood County Court of Common Pleas or the United States District Court for the Northern District of Ohio, Western Division. Employee agrees and irrevocably consents to the personal jurisdiction of the Ohio courts.

                  11. LITIGATION EXPENSES. In the event that any dispute arises between Employee and Employer as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that either party takes to enforce the terms of this Agreement or to defend against any action taken by the other, the prevailing party shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the prevailing party shall obtain a final judgment by a court of competent jurisdiction in favor of the prevailing party. Such reimbursement shall be paid within ten (10) days of furnishing written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred.

                  12. SUCCESSORS.

                     A. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of Employer.

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                    B. Since Employer is contracting for the unique and personal skills of Employee, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of Employer.

                  IN WITNESS WHEREOF, the parties have executed this Agreement in one (1) or more counterparts on the day and year first written above.


SKY FINANCIAL GROUP, INC.

By____________________________

Its___________________________


SKY BANK

By____________________________

Its___________________________

______________________________
GREGORY L. RIDLER